EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Statoil North America, Inc. 2004 Employee Share Purchase Plan of our reports dated 17 March 2010, with respect to the consolidated financial statements of Statoil ASA, and the effectiveness of internal control over financial reporting of Statoil ASA, included in the Annual Report (Form 20-F) for the year ended 31 December 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young AS

Norway

30 July 2010